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                                                                  EXHIBIT 99.1


                                [LOGO OF ONEIDA]


FOR IMMEDIATE RELEASE
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CONTACTS:
Richard Mahony
Gavin Anderson & Company (212) 515-1960


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                      ONEIDA TO REVIEW ACQUISITION PROPOSAL

ONEIDA, NY - July 13, 2006 - Oneida Ltd. (OTCBB: ONEI) today announced that it has received an unsolicited proposal from DE Shaw Laminar Portfolios, L.L.C. and Xerion Capital Partners, both current Oneida shareholders, to acquire the company. Oneida's Board of Directors will consult with its legal and financial advisors and carefully review the proposal; however, a definitive agreement has not been reached at this time and no assurance can be given that such an agreement will take place.

"It is gratifying to see that Oneida's business plan has drawn interest from two substantial current shareholders," said Oneida Chairman Christopher H. Smith. "The Board noted that the proposal expressed support for Oneida's plan of reorganization and its current management team. We will give the proposal thorough and fair consideration."

Oneida expects to continue its confirmation hearing in U.S. Bankruptcy Court for the Southern District of New York as planned. The company remains on track to complete its confirmation hearing process shortly and, depending on the outcome of its review of the acquisition proposal, hopes to be in a position to emerge from bankruptcy in the near future.





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About Oneida

Incorporated in 1880, Oneida Ltd. is one of the world's largest design, sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at www.oneida.com.
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Note on Forward-Looking Statements

This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as "expects," "believes," "estimates," "targets," "plans" or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For further information regarding risks and uncertainties associated with Oneida's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Oneida's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.


                                      # # #

Contact:
Richard Mahony
Gavin Anderson & Company
Tel: 212-515-1960